Exhibit 99.01

H/Cell Energy Reports FY2019 First Quarter Financial Results

Dallas, TX, May 16, 2019 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC) (“HCCC”), a company that designs and implements clean energy solutions featuring hydrogen and fuel cell technology, has announced financial results for its first quarter ended March 31, 2019.

For the three months ended March 31, 2019, HCCC generated revenue of $1,704,273 and a net loss of $143,638 which includes $111,153 of non-cash charges that do not affect the cash flow performance or working capital of HCCC. This amounts to a $(0.02) per share loss. Comparatively, for the first quarter ended March 31, 2018, HCCC generated $1,726,324 and a net loss of $110,969 which included $53,001 of non-cash charges. This also amounted to a $(0.02) per share loss.

Andrew Hidalgo, CEO of HCCC, commented, “The first quarter is typically our slowest quarter of the year however, the subsidiaries were profitable and performed well. Excluding non-cash charges that do not affect the cash flow performance or working capital of HCCC, the company posted a small operational loss for the quarter due to among other corporate expenses, the cost of the year-end audit. The balance of the year projections are strong and we have increased our overall bid list from $27 million in the previous quarter to $33 million this quarter, which indicates that activity is rising. We believe our goal of maintaining consistent operational profitability, exclusive of non-cash charges, is within reach and we also believe that the market for advanced clean energy solutions continues to expand in opportunity due to lower cost and more efficient technology. Lastly, we feel our financial condition remains solid with $328,439 in cash and $3,659,042 in assets as of March 31, 2019. We look forward to delivering improved results in the quarters ahead.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is an integrator that focuses on the design and implementation of clean energy solutions including solar, battery, fuel cell and hydrogen generation systems. In addition, through its subsidiaries, HCCC also provides environmental systems and security systems integration. HCCC serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Contact:

H/Cell Energy Corporation

Investor Relations

3010 LBJ Freeway, Suite 1200

Dallas, Texas 75234

972-888-6009 USA

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$328,439	$359,134
Accounts receivable	937,897	1,087,381
Prepaid expenses	18,772	16,282
Current right-of-use (ROU) asset	92,269	-
Costs and earnings in excess of billings	48,052	45,478
Total current assets	1,425,429	1,508,275

Property and equipment, net	494,491	476,436
Security deposits and other non-current assets	38,992	32,530
Deferred tax asset	50,000	50,000
Customer lists, net	78,524	83,645
ROU asset	167,985	-
Other long term asset	30,000	-
Goodwill	1,373,621	1,373,621

Total assets	$3,659,042	$3,524,507

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$695,997	$891,354
Earn-out payable	195,132	190,736
Billings in excess of costs and earnings	41,881	195,331
Sales and withholding tax payable	54,071	59,857
Current equipment notes payable	32,052	38,991
Current operating lease liability	92,269	-
Current finance lease payable	72,510	65,265
Current convertible notes payable – related party, net of discounts	257,659	-
Income tax payable	32,259	48,643
Total current liabilities	1,473,830	1,490,177

Noncurrent liabilities
Line of credit	172,715	28,359
Lease operating liability	167,985	-
Finance leases	306,163	232,876
Equipment notes payable	65,779	121,038
Convertible notes payable – related party, net of discounts	61,609	29,122
Total noncurrent liabilities	774,251	411,395

Total liabilities	2,248,081	1,901,572

Commitments and contingencies

Stockholders’ equity
Preferred stock - $0.0001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock - $0.0001 par value; 25,000,000 shares authorized; 7,621,024 and 7,586,024 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	762	758
Additional paid-in capital	2,896,524	2,983,476
Accumulated deficit	(1,429,402)	(1,285,764)
Accumulated other comprehensive loss	(56,923)	(75,535)
Total stockholders’ equity	1,410,961	1,622,935

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,659,042	$3,524,507

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS - AND OTHER COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended March 31,
	2019	2018
Revenue
Construction income	$1,704,273	$1,694,535
Related party	-	31,789
Total revenue	1,704,273	1,726,324

Cost of goods sold
Direct costs	1,196,438	1,209,413
Direct costs – related party	-	31,617
Total cost of goods sold	1,196,438	1,241,030

Gross profit	507,835	485,294

Operating expenses
General and administrative expenses	607,052	555,184
Management fees – related party	19,500	19,500
Total operating expenses	626,552	574,684

Loss from operations	(118,717)	(89,390)

Other expenses
Interest expense	1,833	3,946
Interest expense – related party	36,095	14,215
Change in fair value earn-out	4,396	-
(Gain) loss on fixed asset disposal	(17,403)	3,418
Total other expenses	24,921	21,579

Income tax provision	-	-

Net loss	$(143,638)	$(110,969)

Other comprehensive income (loss), net

Foreign currency translation adjustment	18,612	(10,259)

Comprehensive loss	$(125,026)	$(121,228)

Loss per share
Basic	$(0.02)	$(0.02)
Diluted	$(0.02)	$(0.02)
Weighted average common shares outstanding
Basic	7,593,413	7,486,024
Diluted	7,593,413	7,486,024